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                                                                   EXHIBIT 10.12

                              CONSULTING AGREEMENT

         The following Consulting Agreement is made between North Country Bank and Trust (the "Bank") and W. Fitzgerald Consulting, LLC ("Consultant"), effective as of January 15, 2003.

         1. SCOPE OF WORK. Consultant will assist the Bank, as requested or directed by the Bank, in strategic, financial, operational and other business planning related to Bank. Among other things, Consultant will provide specific assistance in regard to budgeting, financial planning, the establishment of internal controls, coordination with the Bank's certified public accounting firm and other advisors, oversight of the accounting function of the Bank, interaction with regulatory agencies and other similar services.

         Consultant agrees to be reasonably available to the Bank to provide the services described above, provided, however, it is understood that Consultant will not perform services full-time for the Bank. Consultant shall provide services as specifically directed by Sherry Littlejohn. Specific services and days of work shall be as agreed upon between the Bank and Consultant.

         2. TERM. The term of this Agreement shall be one year from the effective date. It may be renewed by mutual agreement, or terminated earlier in accordance with the provisions below.

         3. COMPENSATION. Consultant shall be paid a non-refundable fee of $50,000 upon execution of this Agreement, plus $16,666 per month, plus reimbursement or reasonable out-of-pocket expenses. Compensation shall be paid semi-monthly on the 15th day and the last day of the month. Expenses will be reimbursed within five days of month end, provided that Consultant has by month end submitted all necessary expense reports required by the Bank. In addition, the Bank shall provide Consultant with a vehicle reasonably acceptable to Consultant for use in connection with the performances of services under this Agreement. The Bank shall be responsible for insuring to vehicle and for maintenance, repair and fuel. Consultant will reimburse the Bank for personal mileage in accordance with standard practices of the Bank.

         Consultant shall also be reimbursed for legal fees it incurs in connection with the negotiation and preparation of this Agreement.

         4. TERMINATION. This Agreement may be terminated by the Bank at any time, with or without cause, on not less than thirty (30) days written notice to Consultant. If terminated by the Bank without cause, at the time of termination the Bank shall pay to Consultant a severance payment in the amount of $10,000 multiplied by the number of months remaining until January 15, 2004. No other compensation shall be payable.

         If termination by the Bank is for "cause", as defined below, there shall be no severance compensation. The Company's sole obligation to Consultant shall be to pay any compensation due for services performed prior to the date of termination. "Cause" shall be defined as: (i) gross negligence or willful misconduct by Consultant; (ii) material breach of any provision of this Agreement by Consultant; or (iii) a substantial conflict of interest.

         This Agreement may be terminated at any time by Consultant on not less than thirty (30) days written notice to the Bank. If the Bank is not in breach of this Agreement at the time of



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such termination, the Bank's only obligation shall be to pay Consultant for fees earned and expenses incurred through the date of termination.

         In all events, upon any termination becoming effective or at the expiration of the term hereof, whichever first occurs, Consultant shall return to the Bank the vehicle referred to in Section 3 of this Agreement.

         5. NO CONFLICTS AND NON-SOLICITATION. During the term of this Agreement Consultant agrees not to undertake any work for any other financial institution that would place Consultant in any type of conflict of interest situation, or otherwise interfere in any way with Consultant's duties to the Bank.

         In addition, Consultant also agrees, during the term of this Agreement and for a period of one year after the date of termination, that Consultant shall not, directly or indirectly:

                  a. solicit any employee, customer or prospective customer of the Bank for the purpose of causing any such person or business to terminate, modify or limit its relationship or prospective relationship with the Bank; or

                  b. use for Consultant's own benefit, any business opportunity of which Consultant gains knowledge during the scope of services under this Agreement, without first bringing that opportunity to the attention of the Bank and giving the Bank the first chance to pursue the opportunity.

         6. CONFIDENTIALITY. Consultant shall maintain the absolute confidentiality of all information provided by the Bank during the course of this Agreement which is proprietary to the Bank and which is maintained as confidential by the Bank.

         7. INDEMNIFICATION. The Bank shall indemnify and hold harmless Consultant and its affiliates, members, directors, agents and employees (each person is referred to as an "Indemnified Person") from all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses) to which any of them may become subject arising in any manner out of the performance by an Indemnified Person of services under this Agreement (collectively referred to as "Claims"), except for Claims arising in any manner out of an Indemnified Person's gross negligence or bad faith in performing the services that are the subject of this Agreement. If the foregoing indemnification is determined to be unenforceable by a court of competent jurisdiction or insufficient to hold an Indemnified Person harmless, then the Bank shall contribute to the amount paid or payable by the Indemnified Person as a result of such Claim, in such proportion as is appropriate to reflect the relative benefits received by the Bank under this Agreement as well as the relative fault of the Bank and Indemnified Person with respect to such Claim, and any other relevant equitable considerations.

         If a claim is made against an Indemnified person for which the Bank is obligated to provide indemnity, the Indemnified Person shall, promptly upon learning of the existence of such Claim, notify the Bank of such Claim, but failure to notify the Bank will not relieve the Bank from any liability which it may have hereunder or otherwise, except to the extent that such failure materially prejudices the Bank's rights or ability to defend against any claim related thereto. If the Bank elects or is requested by such Indemnified person, the Bank will assume the



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defense of such Claim including the employment of legal counsel reasonably satisfactory to the Indemnified Person and the payments of the fees and disbursement of such counsel. In the event, however, such Indemnified Person reasonably determines that having common counsel would in its reasonable judgment present such counsel with a conflict of interest or if the Bank fails to assume the defense of the Claim in a timely manner, then such Indemnified Person may employee separate counsel to represent and defend it against any such Claim and the Bank will pay the fees and disbursements of such counsel; provided, however, that the Bank will not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction for any single Claim. In any Claim the defense of which the Bank assumes, the Indemnified Person will have the right to participate in such litigation and to retain its own counsel at such Indemnified Person's own expense. The Bank further agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless the Bank has given the Indemnified Person reasonable prior written notice thereof and used all reasonable efforts, after consultation with the Indemnified Person, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom.

         The rights and obligations of the Bank under this Section 7 shall be in addition to any rights and obligations the Indemnified Persons may have at common law or otherwise.

         8. RELATIONSHIP OF THE PARTIES. Consultant shall he an independent contractor to the Bank. This Agreement shall nor create an employer-employee relationship, joint venture relationship, partnership relationship, or agency relationship. Consultant shall not hold itself out as an employee, agent, joint venturer or partner of the Bank. Consultant shall have no authority to make any contracts, commitments or representations on behalf of the Bank, or to bind the Bank in any way to any obligation, and Consultant shall not hold itself out as having any such authority. Consultant shall be solely responsible for its own taxes and agrees to comply with all federal, state and local laws with respect to federal, state or local taxation laws, and to indemnify the Bank for any liability caused as a result of any failure to comply with any such laws.

         9. GOVERNING LAW AND FORUM SELECTION. The parties agree that this Agreement shall be governed by Michigan law, and that Michigan has a reasonable relationship to the parties, and the subject matter of this Agreement, such that it is reasonable to apply Michigan law. The parties further agree that any legal action shall be brought only in the state Circuit Court in the County of Grand Traverse, Michigan, and in no other forum, and that any action improperly filed in any other forum shall be transferred to the specified court. The parties agree that the specified court shall have personal jurisdiction and venue over the parties, and the subject matter of any controversy.

         10. NOTICES. All notices, requests, demands and other communications to be given to any party hereunder shall be in writing and shall be deemed to have been duly given when either: (i) personally delivered; (ii) five (5) days after deposited in the United States mail, certified or registered, return receipt requested, postage prepaid; (iii) sent by way of a nationally recognized overnight courier service, including without limitation Federal Express; or (iv) upon actual receipt by the specific persons identified below upon transmittal by facsimile addressed to the parties at the below addresses (or at such other addresses as shall be given in like manner by any party to the others):



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To the Bank:                        North Country Bank and Trust
                                    1011 Noteware Drive
                                    Traverse City, MI 49685
                                    Attn: Sherry Littlejohn, President
                                    Telephone: (888) 341-8147
                                    Telecopy: (906) 341-6531
                                    email: ncbtsl@up.net

With a copy to:                     Brandt, Fisher, Alward & Roy, P.C.
                                    1241 East 8th Street
                                    Traverse City, MI 49686
                                    Attn: Donald A. Brandt
                                    Telephone: (231) 941-9660
                                    Telecopy: (231) 941-9568
                                    email: dbrandt@bfarlaw.com

To Consultant:                      W. Fitzgerald Consulting, LLC
                                    7722 Peninsula Drive
                                    Traverse City, MI 49686
                                    Attn: William T. Fitzgerald, Jr.
                                    Telephone: (231) 946-3551
                                    email: bkfitz3551@aol.com

With a copy to:                     Howard & Howard Attorneys, P.C.
                                    The Michigan Building, Suite 200
                                    100 Portage Street
                                    Kalamazoo, MI 49007
                                    Attn: Joseph B. Hemker
                                    Telephone: (269) 382-1483
                                    Telecopy: (269) 382-1568
                                    email: jhemker@howard&howard.com


         11. MISCELLANEOUS

                  a. This Agreement supersedes any prior oral or written agreements or representations of the parties, and any such understandings, representations or agreements are merged into this Agreement.

                  b. This Agreement may not be assigned without prior written consent of the parties hereto. All covenants and agreements of the parties contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.

                  c. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing or interpreting any provision hereof.



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                  d. In the event of a dispute arising hereunder, the prevailing party shall be entitled to recover from the non-prevailing party, its expenses, including reasonable attorney fees, in maintaining any action or other claim to enforce the provisions of this Agreement.

                  e. This Agreement may only be amended by a written agreement signed by all parties hereto.

                  f. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


Dated: January 15, 2003                NORTH COUNTRY BANK AND TRUST


                                       By:  /s/ SHERRY LITTLEJOHN
                                          --------------------------------------
                                            Sherry Littlejohn
                                       Its: President


Dated: January 15, 2003                W. FITZGERALD CONSULTING, LLC


                                       By:  /s/ WILLIAM T. FITZGERALD, JR.
                                          --------------------------------------
                                            William T. Fitzgerald, Jr.
                                       Its: President and Manager



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